Filed pursuant to Rule 433
Issuer Free Writing Prospectus
Dated March 25, 2019
Relating to Preliminary Prospectus
dated March 11, 2019
Registration No. 333-230199

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OCEAN POWER TECHNOLOGIES

Ocean Power Technologies, Inc.

Investor Presentation

March 2019


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Forward -Looking Statements

In addition to historical information, this presentation contains forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements are based on assumptions made by management regarding future circumstances over which the company may have little or no control and involve risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Some of these factors include, among others, the following: future financial performance; expected cash flow; ability to reduce costs and improve operational efficiencies; revenue growth and increased sales volume; success in key markets; competition; ability to enter into relationships with partners and other third parties; delivery and deployment of PowerBuoys® and other products and services; increasing the power output of PowerBuoys®; hiring new key employees; expected costs of company products; and building customer relationships. Please refer to our most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. We disclaim any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this presentation.

Prospectus

Ocean Power Technologies, Inc. has filed with the Securities and Exchange Commission (the "SEC") a registration statement (File No. 333-230199) to which this communication relates. The registration statement has not yet been declared effective. Before you invest, you should read the registration statement (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, when they are available, copies of the registration statement may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022; or by calling toll free (866) 803-9204. The most recent the registration statement filed with the SEC may be obtained by clicking on the active hyperlink below:
https://www.sec.gov/Archives/edgar/data/1378140/000149315219003103/forms-1.htm
This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this presentation.

Offering Summary

Issuer	OCEAN POWER TECHNOLOGIES, INC
Exchange/Ticker	NASDAQ/OPTT
Offering Size	Approximately $15 Million (100% Primary)
Over Allotment	15% (100% Primary)
Use of Proceeds	Use of proceeds will be for building additional PowerBuoys® to meet potential market demand, advancing the development of new products, bolstering our sales and marketing, and for other general corporate purposes. This may include additional development, testing and demonstrations of our PowerBuoy® system with the goal of furthering and accelerating our commercialization efforts. The amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our customer contracting efforts, the timing and progress of any partnering efforts, and the regulatory and competitive environment
Lead Book – Runner	A.G.P. / Alliance Global Partners

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Investment Thesis

1. Revenue acceleration… five new recent contracts
2. Our brand... recognized as the *go-to for remote offshore power*
3. No competition…no one else can provide what we provide
4. New IP… large portfolio of protection with more patent applications filed
5. New product releases… to capture more of our addressable market
6. New partnerships… connecting us deeper within our markets
7. Focused on environment, conservation and sustainability
8. Prior investments brought us to commercialization

About Ocean Power Technologies

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Ocean Power Technologies…Who We Are

"OPT is a manufacturer of distributed offshore power equipment which provides persistent, reliable and economical power and communications for remote, offshore topside and subsea applications."

OPT Markets

Offshore Oil & Gas	Defense & Security	Science & Research	Telecommunications

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Ocean Power Technologies… Quick Facts

- NASDAQ: OPTT
- Market Cap: approx. $5M*
- TTM Revenue: approx. $700K*
- Cash, equivalents, & restricted: $2.7M*
- Organization: Nearly 40 employees including deep engineering capabilities
- Intellectual Property: Proprietary technology with over 60 patents and several patents pending
- Headquarters: Monroe, New Jersey


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* TTM and Cash as of January 31, 2019; market capitalization as of March 2019

Management Team – Experienced and Disciplined

Executive	Title	Selected Experience
George H. Kirby	Chief Executive Officer	
Matthew T. Shafer	Chief Financial Officer	

Sophisticated and engaged board of directors
Energized and talented organization

OPT Timeline




Distributed Power
Progress/
Impact
Grid Connected
Wave Power
New
Mgmt
New
Strategy
New
Products &
Markets
PB3
1st Commercial
Contract
PB3
1st Commercial
O&G Orders &
Revenue
Additional
New
Products
Introduced
• New Production Facility
• Leadership Additions
• New customers
• New orders
• Brand recognition
1994
2014
2015
2016
2017
2018
2019
2020

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Recent Wins and Highlights

- O&G PB3 Contract Eni S.p.A. – March '18
- O&G PB3 Contract Premier Oil June '18
- Services Contract Enel Green Power – August '18
- AUV/ROV JMA Saab Seaeye Jan '19
- Services SBIR U.S. Navy Feb '19
- Master Service Contract w/Leading O&G operator – Mar'19

- ✓ New product developments and new technology patent awards and filings
- ✓ *Robust opportunity pipeline – $ millions worth of contract proposals issued
- ✓ *Oil & gas customer PowerBuoy® delivery
- ✓ *Multiple PowerBuoy® builds to address demand
- ✓ Added key senior leadership

*OPT 1st

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Customer Projects



Eni S.p.A.

- 1 ½ year lease
- 1 ½ year extend option
- Purchase option
- Deployed in Adriatic Sea

Premier Oil

- 9-month lease w/ext. option
- Purchase option
- Summer ‘19* ship
- Deploy in Central North Sea

Enel Green Power

- Chile feasibility study
- Nov.-Dec. ’18 evaluation
- Potential deployment in Chilean waters

** Estimated Date*

Our Technology

How Our Technology Works


PowerBuoy®
10 Ft. above waterline
Float
30 Ft. below waterline
Spar
Prime, Back-Up, and Temporary Electric Power
Heave Plate
Persistent Power and Communications

- Floating system… standard ***anchorage*** down to 3,000 meters
- Submerged ***heave plate*** & ***spar***… remain motionless in ocean waves
- ***Float*** rides ocean waves… driving an ***electric generator*** which charges ***on-board batteries***
- Smart device… allows remote control and monitoring
- Up to 150 kW-h stored energy… for on-board or subsea payloads
- Data communications… topside and subsea

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PowerBuoy® Market Value Proposition

Cost Savings and Operational Flexibility

- *Savings by eliminating vessels…*
  "unmanned station" provides persistent power and communications
- *Increased safety…*
  by allowing remote operations from shore
- *Faster operational decision-making…*
  from real-time subsea data communication
- *Sustainability…*
  decreased operational carbon footprint
- *Further savings and flexibility…*
  by powering new subsea technologies





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Strategic Position

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The Blue Economy – Our Total Addressable Market


Communications
• Wi-Fi and cellular
• $0.5B market
Science & Research
• Data collection and communication
• $2.0B market
Oil & Gas
• 10,000+ offshore oil & gas sites
• $2.5B market
Defense & Security
• Early detection, maritime security
• $3.5B market

Targeting 10-20% displacement

Long-Term TAM > $1.0B

*Refer to Appendix for Market Supporting Information and Sources



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Offshore Oil & Gas



https://oilstates.com/offshore/subsea-pipeline-products/

*Refer to Appendix for Market Supporting Information and Sources

Key drivers

- Moving toward electrification and digitization
- >10,000 sites require power*
- Deep/ultra-deep waters means farther offshore
- New technology investment
- Oil field decommissioning

Applications

- Site safety and security
- Improved equipment monitoring and control
- Communications
- Subsea battery charging
- Subsea robots and drones
- Seismic mapping
- Reservoir management

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Defense & Security


Renewable Power
High Bandwidth Comms
20 Kw-Hr Power Storage
Intrusion Detection/Alert
MetOcean Sensing
Tethered ROV
Power/Data
Umbilical
UUV Dock (Power/Data)

Key drivers

- Surface threat detection
- Subsea / submarine / AUV threat detection
- Disputed territories
- Remote communication gaps and complexity
- Operational flexibility

Applications

- Early warning systems and remote surveillance
- Remote networks and communications
- Subsea charging stations for AUV
- Remote radar and sonar stations
- Electro-optical and infrared sensors

Source: Global Border and Maritime Security Market Executive Summary, Frost & Sullivan, February 2014

Science & Research

Key drivers

- Life-cycle cost
- Power availability and persistence
- Real-time environmental intelligence
- Increasing big-data requirements

Applications

- Climate change
- Weather forecasting
- Ocean currents, waves, chemistry, and seismometry
- Fish and mammal migration
- Environmental and biological monitoring



NORTH PACIFIC OCEAN
NORTH AMERICA
NORTH ATLANTIC OCEAN
SOUTH AMERICA
AUSTRALIA
3000km
2000mi
Esri, GEBCO, IHO-IOC GEBCO, NGS | Esri, GEBCO, D...
POWERED BY esri

Source: National Data Buoy Center website – science and research buoy deployments around the world

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Communications

Key drivers

- Disaster recovery
- Increasing big-data requirements
- Deep water operations
- Bandwidth constrained satellite comms

Applications

- Military/civilian remote Wi-Fi and cellular comms
- Range extension and data relay stations
- 4G offshore base stations
- Quick-deploy search and rescue
- Migrant offshore aid station



Credit: Tampnet Website

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Our Strategy

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Offshore Oil & Gas - Example

Oilfield Decommissioning Market Segment


500
180
380
100
100
79
10
1,349* Total
*estimated
Eni
PremierOil
ConocoPhillips
Chevron
TOTAL
EXXON
ARENA
EGC
ADNOC
CNPC
SINOPEC
PETRONAS
bp
PETROBRAS
arrowenergy
Apache
AWE

Offshore oil & gas production facilities to be decommissioned between 2018 to 2025*

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*Refer to Appendix for Decommissioning Sources of Information

Transaction Economics


COMMUNICATION ANTENNA
VIDEO CAMERA
RADAR
NAVIGATION LIGHT
SATELLITE TRACKER
ANTENNAS
CELLULAR
SATELLITE
WIFI
AIS



Base PowerBuoy® **+** **Value-Added Engineering** **+** **Support Services**

Base PowerBuoy®

- Sale or Lease

Value-Added Engineering

- Packaged Options
- Customization
- Integration Services

Support Services

- Marine Services
- Remote Monitoring
- Extended Service Agreements

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Products and Services – Fully Commercial Today



PB3 PowerBuoy®

- Long Deployments
- Persistence
- Permanency
- Low Maintenance
- Renewable



Support Services

- Customization
- Packaged Options
- Engineering/Design
- Innovation/Testing
- Marine Services

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Products and Services – Under Development



hybrid PowerBuoy®

- Shorter Deployments
- High Energy Storage
- Low Maintenance
- Modular / Scalable



Subsea Battery Solutions

- Shorter Deployments
- Low Maintenance
- Complements PowerBuoy®



Anchorless PowerBuoy®

- Advanced Design
- Self Propelled
- Quick Deploy
- Defense Focus


UMBILICAL

Integrated Mooring

- Combined power and comms
- Quick installation

Target Market Buying Process

New/repeat customers, multiple PowerBuoy® purchases, revenue backlog generation

Initial demonstration projects, rental/service revenues, "try before you buy"

Budgetary estimates, technical proposals, contract negotiations

Non-disclosure agreements, front-end engineering design (FEED) studies


Revenue Stream
Launch Customers
Proposals
Project Scoping

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Financials

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Financial Profile

Selected Financial Information (in 000s)	
Balance Sheet (unaudited)	**1/31/19**
Cash, equivalents, restricted cash	$2,728
Total current assets	$4,577
Property & equipment, net	$632
Total current liabilities	$2,981
No debt on balance sheet	

Capital Structure (2)	
Total shares outstanding (1)	1,015,716
% owned by directors & officers (3)	~2.0%
Warrants outstanding	16,223
Options outstanding	67,654

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Dollars in thousands, except per share data; capital structure as of 1/31/19 unless otherwise noted
(1) Excludes warrants and options outstanding
(2) Reflects March 12, 2019 1-to-20 reverse stock split
(3) As of FY19 Annual General Meeting of Shareholders Proxy Statement

Investment Thesis

- Accelerating contract revenues and strong branding
- First-mover advantage with no competition and a strong intellectual property portfolio
- New products and new partnerships position OPT for near-term commercial success
- Stronger opportunity pipeline than ever before
- Experienced and disciplined management
- Focused on environment and sustainability
- Fully commercialized due to prior investments


DANGER
KEEP AWAY
A
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Contacts

Matthew Shafer

Chief Financial Officer & Treasurer

mshafer@oceanpowertech.com

(609) 730-0400

Porter, LeVay & Rose

Michael Porter, President

ocean@plrinvest.com

(212) 564-4700

George Kirby

President & CEO

gkirby@oceanpowertech.com

(609) 730-0400

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MAKING WAVES IN POWER ™

Thank You!

POWERBUOY®

TAPPING INTO THE POWER OF THE OCEAN

www.oceanpowertechnologies.com

Appendix: New Products under development

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OCEAN POWER TECHNOLOGIES

hybrid PowerBuoy®

- Over 1,000 kW (1+ MegaWatt) energy capability
- Compact, lightweight, and easy to deploy
- "Hot-swap" instead of refueling at sea
- Scalable for higher-powered applications
- Quick/easy shipment to remote locations

Applications:

- Subsea battery recharging
- Short-duration ROV and AUV deployments
- Topside surveillance applications
- Emergency backup and auxiliary power
- Ocean monitoring, weather stations, sensor power
- Modular chemical injection



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Subsea Battery Solutions

- High performance/cost efficient power
- Quick and easy to deploy and retrieve
- Insensitive to severe weather conditions
- Modular components - wide range of capabilities
- Proven and robust technology components



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Anchorless PowerBuoy®

- Self-propelled – no anchor needed!
- Self contained – no external moving parts
- Remotely operated smart device
- Quick deploy and simple retrieve
- Liquid-fueled back-up
- Leverages OPT ocean-proven designs & capabilities


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Mooring Systems


SUB SURFACE BUOY
BRIDLE
BRIDLE
BRIDLE
SUB SURFACE BUOY
ANCHOR SYSTEM
UMBILICAL
ANCHOR SYSTEM
SUB SURFACE BUOY
ANCHOR SYSTEM
1,000 - 3,000 METRES

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Commercialization Strategy

"Skate to where the puck's going to be, not where it's been." – Wayne Gretzky

- First Mover
- Strong Value
- Building Demand

- Subsea Power
- Surveillance & Monitoring
- Offshore Connectivity

For Scaling:
- Sales/Marketing
- Delivery Capabilities
- Revenue Streams


Targeted Markets
Focused Applications
Working Capital
Operational Scale
Technology Adoption
New Revenue Streams
Sales & Marketing
Customer Delivery

- Joint Development
- Trials and Demos
- Strategic Pricing

- Direct & Indirect
- Focused GTM Strategy
- Strong Pipeline

- New Products and Services
- Cost Effective and Rapid Innovation (months, not years)

- Decentralized Manufacturing
- Supply Chain Build-out
- Service Partners

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Defense & Security - Strategy


OPT

OPT's PB3 PowerBuoy®
(Fully Commercial)

Defense Contractors

Defense Strategy

Leverage Existing DOD Contracts

Rapid Funding Organizations



OPT's Anchorless PowerBuoy®
(Under Development)

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Project Economics

PowerBuoy® RENTAL and Services

Example sequential payment milestones (% contract revenues recognized) and timing



Contract (0%)
Design / Customize (10%)
Integrate / Test (10%)
Ship (10%)
Deploy (10%)
Monthly Rent (60% divided by # months)
1 to 3 months
1 to 2 months
1 to 2 months
0 to 2 months
3 to 18 months
0%
10%
20%
30%
40%
50%
60%
100%
Cumulative % Revenues Recognized

PowerBuoy® SALE and Services

Typical preferred sequential payment milestones (% contract revenues recognized) and timing



Contract (10%)
Procure / Build (35%)
Integrate / Test / Acceptance (15%)
Ship (30%)
Deploy (10%)
1 to 6 months
1 to 3 months
1 to 2 months
0 to 2 months
10%
45%
60%
90%
100%
Cumulative % Contract Revenues Recognized

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Sources and References

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Market Supporting Information and Sources

Total Addressable Market
The National Oceanographic and Atmospheric Administration ("NOAA") 2016 Ocean Enterprise Report.

Oil & Gas
Source: U.S. Bureau of Safety and Environmental Enforcement
Greater than 10,000 sites are currently in operation or ready for decommissioning.

Ocean Observing
The National Oceanographic and Atmospheric Administration ("NOAA") 2016 Ocean Enterprise Report
Estimated total addressable market is $2B for 5 fiscal years beginning 2017.
The market was refined for insitu vs remote systems and also for the different types of insitu systems such as fixed vs mobile; this was based on data from 2 publicly available reports.

Defense & Security
Global Border and Maritime Security Market Executive Summary, Frost and Sullivan report, February 2014
Estimated total addressable market is $3.5B based on whether applications are coastal, remote, or aerial systems.

Communications
2015 Frost & Sullivan Oil & Gas Satellite Communications market report
The estimated total addressable market is $0.5B for 5 fiscal years beginning 2017.

Decommissioning Sources



Eni
PremierOil
180
Chevron
ConocoPhillips
TOTAL
500
EGC
ARENA
EXXON
Chevron
Anadarko
100
ADNOC
100
bp
EXXON
Eni
TOTAL
Qatar Petroleum
saudi aramco
79
BR PETROBRAS
380
CNPC
SINOPEC
Chevron
PETRONAS
arrow energy
10
Apache
AWE
EXXON

Footnote:

- Oil & Gas UK Decommissioning Insight 2017 https://oilandgasuk.co.uk/wp-content/uploads/2017/11/Decommissioning-Report-2017-27-Nov-final.pdf
- Decommissioning Opportunities in Brazil's Oil and Gas Horizon https://www.export.gov/article?id=Decommissioning-Opportunities-in-Brazil-s-Oil-and-Gas-Horizon
- Deloitte: Decommissioning has potential to be Australia's next oil and gas boom https://www2.deloitte.com/au/en/pages/media-releases/articles/australias-next-oil-and-gas-boom-160517.html
- Preparing for the Next Wave of Offshore Decommissioning https://www.bcg.com/publications/2018/preparing-for-next-wave-offshore-decommissio ning.aspx
- WoodMac: $32 billion to be spent on decommissioning worldwide in 5 years https://www.ogj.com/articles/2018/07/woodmac-32-billion-to-be-spent-on-decommissioning-worldwide-in-5-years.html

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